EXHIBIT 21.1

LIST OF SUBSIDIARIES

     As of the date of this prospectus, Versatel Telecom International N.V. owned, directly or indirectly, the following subsidiaries:

	Country of	Percentage of
Name	Incorporation	Ownership

Versatel Nederland B.V	The Netherlands	100%
Versatel Finance B.V	The Netherlands	100%
Versatel Belgium N.V	Belgium	100%
BizzTel Telematica B.V	The Netherlands	100%
CS Net B.V	The Netherlands	100%
CS Engineering B.V	The Netherlands	100%
ITinera Services N.V	Belgium	100%
Versatel Deutschland Holding GmbH	Germany	100%
Versatel Deutschland Verwaltungs GmbH	Germany	100%
Versatel Deutschland GmbH & Co.KG	Germany	100%
Komtel Gessellschaft fur Kommunikations und Informationsdienste mbH (“Komtel”)	Germany	82%
Komtel Service GmbH	Germany	100%
Klavertel N.V	Belgium	100%
Compath N.V	Belgium	100%
MMDI N.V	Belgium	100%
Versatel Internet Group N.V	The Netherlands	100%
Zon Nederland N.V	The Netherlands	92%
Versatel Internet Group Belgium N.V	Belgium	100%
Versatel 3G N.V	The Netherlands	100%
VersaPoint N.V	The Netherlands	100%
VersaPoint GmbH	Germany	100%
VersaPoint Private Ltd.	United Kingdom	100%
VersaPoint B.V	The Netherlands	100%
VersaPoint N.V	Belgium	100%
VersaPoint S.A.S	France	100%